Lincoln Benefit Life Company

Lincoln Benefit Life Variable Annuity Account

Supplement, dated February 26, 2007, to

The Consultant II Variable Annuity Prospectus dated May 1, 2004

This supplement amends certain disclosure contained in the above-referenced prospectus for certain variable annuity contracts (“Contracts”) issued by Lincoln Benefit Life Company.

We have received notice that the Board of Trustees (“Board”) of the STI Classic Variable Trust has approved the liquidation, on or about May 1, 2007, of the International Equity Fund (the “Portfolio”).

Due to the liquidation of the Portfolio, we will no longer accept new premiums for investment in, nor will we permit transfers to, the STI Classic International Equity Fund Sub-Account (the “STI Sub-Account”) on or after April 27, 2007.

As the STI Sub-Account will no longer be offered as an investment alternative, you may wish to transfer, prior to April 27, 2007, some or all of your Contract Value in the STI Sub-Account to other investment alternatives currently offered by your Contracts. Such transfer is not subject to a transfer fee. Any value remaining in the STI Sub-Account will be transferred automatically, as of April 27, 2007, to the Fidelity VIP Money Market Sub-Account, an investment alternative already available under your Contract.

If you currently allocate Contract Value to the STI Sub-Account through automatic additions, automatic portfolio rebalancing, dollar cost averaging or systematic withdrawal programs, your allocations in these programs will also need to be changed. If you do not change these allocations to other investment alternatives currently available under your Contract, any allocations to the STI Sub-Account will be automatically allocated, as of April 27, 2007, to the Fidelity VIP Money Market Sub-Account.

We will send you a confirmation that shows the amount that we transferred to the Fidelity VIP Money Market Sub-Account or to the investment alternative that you chose and the date of the transaction. For additional information on how to transfer to another investment alternative, or how to make a change to your current allocation(s), please contact your financial representative or call our Customer Service Center at 1-800-865-5237

If your Contract Value in the STI Sub-Account is transferred automatically to the Fidelity VIP Money Market Sub-Account, for 60 days following the automatic transfer, you may transfer your Contract Value in the Fidelity VIP Money Market Sub-Account to any other investment alternative(s) available under your Contract. Such transfer is not subject to a transfer fee.

Attached as Appendix A is a list of the Portfolios and Fixed Account Investment Alternatives currently available under your Contract.

Please keep this supplement for future reference together with your prospectus.

Appendix A

The Consultant II Variable Annuity contract offers a variety of Investment Alternatives that encompass investment choices ranging from aggressive to conservative. Below is a listing of the Portfolios and Fixed Account Investment Alternatives currently available. Also included is the investment objective for each Portfolio. For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the relevant prospectus for the Portfolio.

PORTFOLIOS

Fund	Objective
AIM V.I. Basic Value Fund - Series I	Seeks long-term growth of capital.
Alger American Growth Portfolio - Class O	Seeks long-term capital appreciation.
Alger American Income & Growth Portfolio - Class O	Seeks to provide a high level of dividend income. Its secondary goal is to provide capital appreciation.
Alger American Leveraged AllCap Portfolio - Class O	Seeks long-term capital appreciation.
Alger American MidCap Growth Portfolio - Class O	Seeks long-term capital appreciation.
Alger American Small Capitalization Portfolio - Class O	Seeks long-term capital appreciation.
DWS Bond VIP - Class A	Seeks to provide a high level of income consistent with a high quality portfolio of debt securities.
DWS Global Opportunities VIP - Class A	Seeks above-average capital appreciation over the long term.
DWS Growth & Income VIP - Class A	Seeks long-term growth of capital, current income and growth of income.
DWS International VIP - Class A	Seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments.
DWS Balanced VIP - Class A	Seeks high total return, a combination of income and capital appreciation.
Federated Capital Income Fund II	Seeks high current income and moderate capital appreciation.
Federated Fund for U.S. Government Securities II	Seeks current income.
Federated High Income Bond Fund II	Seeks high current income.
Fidelity VIP Asset ManagerSM Portfolio - Initial Class	Seeks to obtain high total return with reduced risk over the long term by allocating its assets among stocks, bonds, and short-term instruments.
Fidelity VIP Contrafund® Portfolio - Initial Class	Seeks long-term capital appreciation.
Fidelity VIP Equity-Income Portfolio - Initial Class

Seeks reasonable income by investing primarily in income-producing equity securities. In choosing these securities, the fund will also consider the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500.

Fidelity VIP Growth Portfolio - Initial Class	Seeks to achieve capital appreciation.
Fidelity VIP Index 500 Portfolio - Initial Class	Seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the Standard & Poor’s 500SM Index (S&P 500®).
Fidelity VIP Money Market Portfolio - Initial Class	Seeks as high a level of current income as is consistent with preservation of capital and liquidity by investing in money market instruments.
Fidelity VIP Overseas Portfolio - Initial Class	Seeks long-term growth of capital.

Janus Aspen Series Balanced Portfolio - Institutional Shares	Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.
Janus Aspen Series Flexible Bond Portfolio - Institutional Shares	Seeks to obtain maximum total return, consistent with preservation of capital.
Janus Aspen Series Large Cap Growth Portfolio - Institutional Shares	Seeks long-term growth of capital in a manner consistent with the preservation of capital.
Janus Aspen Series Mid Cap Growth Portfolio - Institutional Shares	Seeks long-term growth of capital.
Janus Aspen Series Worldwide Growth Portfolio - Institutional Shares	Seeks long-term growth of capital in a manner consistent with the preservation of capital.
Janus Aspen Series Foreign Stock Portfolio - Service Shares	Seeks long-term growth of capital.
Legg Mason Partners Variable Investors Portfolio - Class I	Seeks long-term growth of capital with current income as a secondary objective.
MFS Emerging Growth Series - Initial Class	Seeks long-term growth of capital.
MFS Investors Trust Series - Initial Class	Seeks to provide long-term growth of capital and secondarily to provide reasonable current income.
MFS New Discovery Series - Initial Class	Seeks capital appreciation.
MFS Research Series - Initial Class	Seeks long-term growth of capital and future income.
MFS Total Return Series - Initial Class

Seeks to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital and secondarily to provide a reasonable opportunity for growth of capital and income.

Oppenheimer Main Street Small Cap Fund®/VA - Service Shares	Seeks capital appreciation.
Premier VIT OpCap Balanced Portfolio	Seeks growth of capital and investment income.
Premier VIT OpCap Small Cap Portfolio	Seeks capital appreciation through a diversified portfolio consisting primarily of securities of companies with market capitalizations of under $2 billion at time of purchase.
PIMCO VIT Foreign Bond Portfolio (U.S. Dollar-Hedged) - Administrative Shares	Seeks maximum total return, consistent with preservation of capital and prudent investment management.
PIMCO VIT Total Return Portfolio - Administrative Shares	Seeks maximum total return, consistent with preservation of capital and prudent investment management.
Putnam VT International Growth and Income Fund - Class IB	Seeks capital growth. Current income is a secondary objective.
STI Classic Capital Appreciation Fund	Seeks capital appreciation.
STI Classic Large Cap Value Equity Fund	Seeks capital appreciation with the secondary goal of current income.
T. Rowe Price Equity Income Portfolio - I	Seeks substantial dividend income as well as long-term growth of capital.
T. Rowe Price International Stock Portfolio - I	Seeks long-term growth of capital.
T. Rowe Price New America Growth Portfolio - I	Seeks long-term growth of capital.
Van Kampen LIT Aggressive Growth Portfolio, Class II	Seeks capital growth.
Van Kampen LIT Growth and Income Portfolio, Class II	Seeks long-term growth of capital and income.
Van Kampen UIF U.S. Mid Cap Value Portfolio, Class I	Seeks above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities.
Wells Fargo Advantage VT Discovery Fund	Seeks long-term capital appreciation.
Wells Fargo Advantage VT Opportunity FundSM	Seeks long-term capital appreciation.

Fixed Account Options:	Standard Fixed Account

Guaranteed Maturity Fixed Account Option